Exhibit 1.2

AMENDMENT NO. 1

TO AGREEMENT OF MERGER AND CONTRIBUTION

THIS AMENDMENT (this “Amendment”), dated as of July 9, 2012, is by and among Campus Acquisitions Holdings, LLC, a Delaware limited liability company (“Campus”), the Property Entities, Campus Acquisitions Management, LLC, a Delaware limited liability company (the “Manager”), the Development Entities, Campus Acquisitions Investment Management LLC, a Delaware limited liability company (“Campus Developer Owner” and, together with Campus, the Property Entities, the Development Entities, and the Manager, “Seller”), American Campus Communities, Inc., a Maryland corporation (“Purchaser”), and American Campus Communities Operating Partnership LP, a Maryland limited partnership and Purchaser’s operating partnership (“Purchaser OP”).

BACKGROUND

WHEREAS, Purchaser, Purchaser OP and Seller previously entered into an Agreement of Merger and Contribution, dated as of June 7, 2012 (the “Agreement”) (capitalized terms used in this Amendment and not otherwise defined have the meanings specified in the Agreement); and

WHEREAS, the parties wish to amend the Agreement in certain respects, as hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1.    Development Property Termination Date. The definition of Development Property Termination Date is amended by deleting “October 31, 2012” and replacing it with “November 15, 2012.”

Section 1.2.    Amendment to Section 2.11. Section 2.11 of the Agreement is amended by adding the following to the end of that Section:

“If the Campus Properties owned by a Property Entity all have become Withdrawn Properties, that Property Entity shall cease for all purposes to be included in the definition of “Seller” hereunder and shall have no further rights, liabilities or obligations whatsoever hereunder.”

Section 1.3.    Consideration. Section 2.4(a) of the Agreement is amended by deleting “$635,000,000” and replacing it with “$627,000,000.” Annex A to this Amendment shall replace Annex A to the Agreement in its entirety. Section 2.4(a)(iii) of the Agreement is amended by deleting “$33,600,000” and replacing it with “$30,100,000.”

Section 1.4.    Unit Consideration. Section 2.4(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

“(i) At least 10 Business Days prior to the Initial Closing Date, Campus will notify Purchaser in writing of the dollar amount of the Consideration (the “Unit Consideration”) that Seller elects to receive in the form of Purchaser OP Units, which shall not be less than an aggregate of $15,000,000 nor more than an aggregate of $50,000,000, and the amount of Unit Consideration to be paid on the Initial Closing Date (the “Existing Property Unit Consideration”) and each Development Property Closing Date or Deferred Closing Date (the “Development Property Unit Consideration”), and Annex A shall be revised to indicate the type of Consideration payable with respect to each Campus Property listed on Annex A (without change to the aggregate Assigned Price of any Campus Property). If such notice is not received by Purchaser on or before such date, Seller will be deemed to have elected to receive no Existing Property Unit Consideration and no Development Property Unit Consideration. At least ten days before the applicable closing, Seller shall give Purchaser notice of the name, address and other reasonable information required by Purchaser of or relating to the Recipients to receive Purchaser OP Units at such closing.”

Section 1.5.    Covenants. Section 5.1(b) of the Agreement is amended by adding the following as the last paragraph thereto:

“In addition, Seller shall restore the physical condition of each of the units comprising each Existing Campus Property for the 2012/2013 academic year (or the 2013/2014 academic year with respect to each Campus Development Property for which a Development Property Closing or a Deferred Closing has not occurred prior to such time) in accordance with the Residential Leases for such Campus Property and consistent with its past practice, including by applying fresh paint to walls and other painted areas, repairing or replacing broken windows, kitchen appliances and other damaged items, and cleaning or replacing, as appropriate, carpeting and other flooring.”

Section 1.6.    Indemnification.

(a) Section 5.10(a) of the Agreement is amended by adding the following as new clauses (v) and (vi) thereto:

“; (v) the failure as of the Closing Date of either of the Campus Properties located at 1300 S. University, Ann Arbor, Michigan and 102 N. Chauncey, West Lafayette, Indiana (Phase II) to comply in any material respect with the matters set forth in Annex N (collectively, the “Specified Requirements”); and (vi) the matter set forth in paragraph 1 of Section 3.6 of the Campus Disclosure Letter.”

(b) Campus represents and warrants to Purchaser that the insurance deductible applicable to the matter set forth in paragraph 1 of Section 3.6 of the Campus Disclosure Letter has been fully funded.

(c) Section 8.2 of the Agreement is amended and restated in its entirety to provide as follows:

“Section 8.2. Survival. The representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement and the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, and any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive (a) with respect to Campus Developer, Manager Sub, the Existing Campus Properties and the Property Entities, for the period ending on the date that is six months after the Initial Closing, (b) with respect to the Campus Development Properties and the Development Entities, for the period ending on the date that is six months after the Development Property Closing Date or the applicable Deferred Closing Date relating thereto; provided, however, that the indemnification obligations of Seller set forth in clauses (iii), (iv) and (v) of Section 5.10(a) shall survive for the period ending on the date that is four years after the Initial Closing, except that with respect to the obligations set forth in clause (v), such period shall be extended to coincide with the applicable statute of limitations to bring a claim under any of the Specified Requirements, and the indemnification obligations of Seller set forth in clause (vi) of Section 5.10(a) shall survive until such matter is released in full or a final nonappealable order, writ, judgment or decree of a court of competent jurisdiction in respect of such matter has been issued, and, in either case, all amounts due thereunder have been paid in full (each such period, the “Survival Period”); provided, further, that representations and warranties for which no indemnification is available under Section 5.10 shall not so survive. Notwithstanding any other provision hereof, those covenants or agreements that by their terms apply or are to be performed in whole or in part after the Initial Closing, the Development Property Closing or any Deferred Closing, and this Article VIII, shall survive each such applicable closing.”

Section 1.7.    Condition to Purchaser’s Obligations to Effect the Initial Closing. Section 6.2(a) of the Agreement is amended by adding the following as a new clause (vii) thereto:

“(vii) With respect to the Existing Campus Properties owned by Campus Investors Austin, LLC, Seller shall have provided to Purchaser evidence reasonably satisfactory to Purchaser that each such Existing Campus Property is in compliance with applicable fire codes. For the avoidance of doubt, the failure of the foregoing condition to be satisfied by the Initial Closing with respect to either of the Existing Campus Properties shall affect only Purchaser’s obligation with respect to such Existing Campus Property.”

Section 1.8.    Conditions to Purchaser’s Obligation to Effect Each Development Property Closing. Section 6.2(b) of the Agreement is amended and restated in its entirety to provide as follows:

“(b) The obligations of Purchaser to effect the Development Property Closing with respect to each Campus Development Property are further subject to the satisfaction or waiver at or prior to the applicable Development Property Closing of the following conditions:

(i) The representations and warranties made by Seller in this Agreement (but only insofar as they relate to the applicable Development Entity or the applicable Campus Development Property) shall be true and correct in each case at and as of such Development Property Closing Date or such Deferred Closing Date, as applicable, as though made on such Development Property Closing Date or such Deferred Closing Date, as applicable (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where any failures to be true and correct would not, with respect to the applicable Development Entity or the applicable Campus Development Property, have a Campus Property Material Adverse Effect.

(ii) Such Development Entity shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before such Development Property Closing.

(iii) Such Campus Development Property shall not be encumbered by any Prohibited Lien unless Campus shall have provided a surety bond equal to 125% of the amount of any monetary claim that is the basis of the Prohibited Lien or unless the Title Company shall have agreed to insure over such title defect or to provide affirmative insurance in respect thereof, in each case, in a customary manner for such Campus Property for which Purchaser is buying a title insurance policy or endorsement to an existing title policy.

(iv) Such Development Entity shall satisfy the following conditions with respect to its Campus Development Property or, if applicable, the Deferred Closing Date for such Campus Development Property:

(A) such Campus Development Property shall have been completed in a good and workmanlike manner substantially in accordance with the Plans and Specifications (as such Plans and Specifications may be amended in accordance with the terms and conditions of this Agreement) and the soils report as reflected in the Plans and Specifications and all Laws and Orders, as evidenced by the substantial completion certificate issued by the project architect for such Campus Development Property, subject only to Punchlist Items having a cost to complete of not more than (1) $1,000,000 in the case of Campus Investors 601 Forest Property Owner, LLC or (2) $500,000 in the case of each of the other two Development Entities, in any such case with an amount equal to 125% of the aggregate amount of such Punchlist Items, if any, to be retained by the Title Company from the distribution of the Development Property Cash Consideration for such Campus Development Property to Seller to be held by the Title Company in order to secure Campus’s completion of such Punchlist Items pursuant to an escrow agreement to be entered into at such closing;

(B) a temporary or permanent certificate of occupancy for all of the improvements constituting such Campus Development Property (excluding commercial portions thereof for which the completion of tenant improvement is required for a certificate of occupancy) shall have been issued by the applicable Governmental Entity and is in full force and effect, and the full furniture package (other than Punchlist Items covered by Clause (A)) has been installed in each bedroom and each individual residential dwelling unit; and

(C) on or before the 30th day after the resident lease commencement date in the Residential Leases for such Campus Development Property, the Campus Development Property shall be physically occupied by at least 90% of the Residential Leases for such Campus Development Property as in effect for the 2012/2013 academic year or, if applicable, as in effect for the 2013/2014 academic year.

(v) Notwithstanding any other provision hereof, if the conditions set forth in Section 6.2(b)(iv) for any Campus Development Property are not satisfied as set forth therein, Campus may, but is not obligated to, extend the Development Property Closing Termination Date for such Campus Development Property to a date not later than October 15, 2013 (provided that in no event may a Development Property Closing Date or a Deferred Closing Date occur before September 7, 2012 or between July 15, 2013 and September 7, 2013) as follows:

(A) until such time as such conditions are satisfied, (1) the applicable Development Entity, at its sole cost and expense, shall (x) provide alternative housing reasonably acceptable to Purchaser, located within a two mile radius of such Campus Development Property, for the student residents who were to occupy such Campus Development Property but who cannot so occupy the applicable portion of the Campus Development Property because completion of such applicable portion of such Campus Development Property has not been achieved (at a cost to such student residents no higher than what such student residents would have paid to occupy such Campus Development Property), such alternative housing to be provided not later than the date upon which such student residents would have been entitled to legally move into the Campus Development Property under executed Residential Leases, and (y) provide regular shuttle service to and from the campus for any residents residing in such off-campus housing that is more than one-half mile from the campus; and (2) upon completion of such Campus Development Property, provide for relocation of such persons and their possessions from such alternate housing to such Campus Development Property. As soon as Seller determines, in its reasonable judgment, that completion of the Campus Development Property will not be achieved before October 31, 2012, Seller shall notify Purchaser in writing, specifying the comparable housing which Seller proposes to offer residents under this Section 6.2(b)(v)(A), subject to the terms of this Section 6.2(b)(v)(A); and

(B) it shall be a condition to Purchaser’s obligation to complete the Deferred Closing that such Campus Development Property shall have Net Student Rent such that it achieved its Net Rent Threshold for the 2012/2013 academic year.”

Section 1.9.    Special Provisions Regarding Closings. The following new Section 6.4 is added to the Agreement:

“Section 6.4.    Special Provisions Regarding Closings. Notwithstanding the foregoing provisions of this Article VI:

(a) The closings provided for hereunder in respect of CI Chauncey Square Property Owner, LLC (Phase I) and CI Chauncey Square Property Owner, LLC (Phase II) shall occur simultaneously or not at all, and accordingly such closings shall be subject to the satisfaction or waiver of the conditions applicable hereunder to each of them.

(b) Unless otherwise elected by Seller at least 10 Business Days prior to the Initial Closing Date, the closings provided for hereunder for Campus Investors HSRE-SC, LLC and Campus Investors 601 Forest Property Owner, LLC shall occur simultaneously if and to the extent that the conditions applicable to the Campus Development Property owned by Campus Investors 601 Forest Property Owner, LLC shall have been satisfied or waived on or prior to November 15, 2012. If on or before November 15, 2012 the conditions applicable to Campus Investors 601 Forest Property Owner, LLC and the Campus Development Property owned thereby shall not have been satisfied or waived, the parties shall complete the closing of the Existing Property Merger with HSRE-SC, LLC no later than five Business Days thereafter.”

Section 1.10.    Post-Closing Obligations. The following new Section 6.5 is added to the Agreement:

“6.5 Post-Closing Obligations of Seller and Purchaser.

(a) Seller shall complete, at Seller’s sole cost and expense, the amenity center at 127 Stanton, Ames, Iowa no later than November 15, 2012. Seller, at Seller’s sole cost and expense, shall provide gym memberships to all tenants of such Existing Campus Properties until such improvements are complete. With respect to the Existing Campus Property located at 102 N. Chauncey, West Lafayette, Indiana (Phase I), Seller shall complete, at Seller’s sole cost and expense, the amenities in the basement of such Existing Campus Property no later than November 15, 2012. The foregoing improvements shall be complete when (i) all such applicable work is completed in a good and workmanlike manner substantially in accordance with the plans and specifications previously provided to Purchaser, (ii) Seller has paid for all such work and provided to Purchaser final lien waivers from all contractors, subcontractors and materialmen performing work or providing materials therefor and (iii) any certificate of occupancy for use and occupancy of such improvements shall have been issued.

(b) With respect to the Campus Development Properties located at 1300 S. University, Ann Arbor, Michigan and 3584 S. Figueroa, Los Angeles, California, Seller shall complete, at Seller’s sole cost and expense, all tenant improvements required to be completed by the landlord pursuant to all Commercial Leases for such Campus Development Properties that are procured by Campus or Seller prior to the first to occur of (x) the first anniversary of the Initial Closing Date or (y) delivery of the Commercial Rent Certificate. The foregoing work shall be complete when (i) all such applicable work is completed in a good and workmanlike manner in accordance with the Commercial Leases and Purchaser has received evidence reasonably satisfactory to Purchaser that all tenants under the Commercial Leases have approved and accepted such improvements and (ii) Seller has paid for all such work and provided to Purchaser final lien waivers from all contractors, subcontractors and materialmen performing work or providing materials therefor. After the applicable closing, Purchaser will cooperate (but shall not be obligated to incur any expense) with all reasonable requests of Campus with respect to Campus’s completion of the foregoing work, and continuation of Campus’s commercial leasing activities for such Campus Development Properties (if all of the commercial space thereon is not leased prior to such closing).

(c) Purchaser shall pay to Campus 50% of all amounts received by it pursuant to the agreement set forth in Annex O, promptly after receipt thereof.

(d) The provisions of this Section 6.5 shall survive the closings hereunder until all of the obligations described herein have been completed in full.”

Section 1.11.    Amendment to Section 7.2(d). Section 7.2(d) of the Agreement is amended by adding the following to the end of that Section:

“Notwithstanding the foregoing, under no circumstances shall any Property Entity have any liability for damages hereunder except solely in the case of a knowing or intentional breach of a covenant by such Property Entity. For the avoidance of doubt, the foregoing does not affect in any manner whatsoever the liability of Campus for damages hereunder.”

Section 1.12.    Annexes. Annex L attached to this Amendment shall replace Annex L to the Agreement in its entirety. Annex N and Annex O attached to this Amendment shall be a new Annex N and Annex O, respectively, to the Agreement.

Section 1.13.    Compliance With Plans and Specifications. Purchaser and Purchaser OP confirm that, as of the date of this Amendment, nothing has come to their attention that has caused them to conclude that the construction work at any of the Campus Development Properties has not been performed in a good and workmanlike manner and substantially in accordance with the applicable Plans and Specifications. Seller acknowledges and agrees that the foregoing does not in any manner effect Seller’s, Purchaser’s or Purchaser OP’s rights and obligations under the Agreement, including but not limited to with respect to such construction work.

ARTICLE II

MISCELLANEOUS

Section 2.1.    Agreement Remains in Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Section 2.2.    Other Provisions. The provision of Sections 8.4, 8.5, 8.6, 8.7 and 8.9 of the Agreement are deemed incorporated into this Amendment.

Section 2.3.    Entire Agreement. The Agreement as amended by this Amendment (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of the Agreement as so amended. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Amendment or the Agreement as so amended or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the date first above written.

CAMPUS ACQUISITIONS HOLDINGS, LLC

By:
Name: Title:

AMERICAN CAMPUS COMMUNITIES, INC.

By:
Name: Title:

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

By:	American Campus Communities Holdings LLC, its general partner

	By:	American Campus Communities, Inc., its sole member

By:
Name: Title:

CAMPUS ACQUISITIONS MANAGEMENT, LLC

By:
Name: Title:

CAMPUS ACQUISITIONS INVESTMENT MANAGEMENT, LLC

By:
Name: Title:

PROPERTY ENTITIES: 22 1/2 STREET PARTNERS, LP,

By:	22 1/2 Partners GP, LLC, its general partner

	By:	Campus Ventures Vintage, LLC, its sole member

		By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS 217 WELCH, LLC,

By:	Campus Ventures 217 Welch, LLC, its manager

	By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS 309, LLC,

By:	Campus Investors 309 Holdings, LLC, its manager

	By:	Campus Investors 309 II, LLC, its manager

		By:	Campus Ventures 309, LLC, its manager

			By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS 922 APACHE PROPERTY OWNER, LLC,

By:	Campus Investors 922 Apache, LLC, its manager

	By:	Campus Investors 922 Apache IIA, LLC, its manager

		By:	Campus Ventures 922 Apache, LLC, its manager

			By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS AUSTIN, LLC,

By:	Campus Investors Austin-Mezz, LLC, its sole member

	By:	Campus Ventures Austin, LLC, its manager

		By:	TMS Capital Ventures, LLC, its manager

By:

CAMPUS INVESTORS BAYLOR LLC,

By:	Campus Ventures Baylor LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS IS, LLC,

By:	Campus Ventures IS, LLC, its manager

	By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS RIVER MILLS, LLC,

By:	Campus Ventures River Mills, LLC, its manager

	By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS HSRE-SC, LLC,

By:	HSRE-CA I, LLC, as its sole member

	By:	Campus Investors SC II, LLC, its member

		By:	Campus Ventures SC, LLC, its manager

			By:	TMS Capital Ventures, LLC, its manager

By:

CAMPUS INVESTORS, LLC,

By:	Campus Ventures, L.L.C., its manager

By:
Name: Title:

CHALMERS PROPERTIES, LLC,

By:	Chalmers Management, LLC, its manager

	By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CI CHAUNCEY SQUARE PROPERTY OWNER, LLC,

By:	CI Chauncey Holdings, LLC, its sole member

	By:	CI Chauncey Square, LLC, its member

		By:	Campus Ventures CI Chauncey Square, LLC, its manager

			By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

DEVELOPMENT ENTITIES: CI CHAUNCEY SQUARE PROPERTY OWNER, LLC,

By:	CI Chauncey Holdings, LLC, its sole member

	By:	CI Chauncey Square, LLC, its member

		By:	Campus Ventures CI Chauncey Square, LLC, its manager

			By:	TMS Capital Ventures, LLC, its manager

By:
Name: Title:

CAMPUS INVESTORS 601 FOREST PROPERTY OWNER, LLC,

By:	HSRE-CA II, LLC, its sole member

	By:	Campus Investors 601 Forest, LLC, its manager

	By:	Campus Investors 601 Michigan, LLC, its manager

		By:	CA Manager, LLC, its manager

By:
Name: Title:

CAMPUS ICON USC, LLC,

By:	Campus Icon USC Mezz, LLC, its sole member

	By:	Campus Icon USC Parent, LLC, its member

		By:	Campus USC JV Member, LLC, its manager

		By:	Campus Ventures USC, LLC, its manager

			By:	CA Manager, LLC, its manager

By:
Name: Title: